Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Altisource Asset Management Corporation 2020 Equity Incentive Plan of our reports dated February 28, 2020, with respect to the consolidated financial statements of Altisource Asset Management Corporation and the effectiveness of internal control over the financial reporting of Altisource Asset Management Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, GA
December 18, 2020